Exhibit 10.22

February 9, 2007

Riley Investment Partners Master Fund, L.P.

Riley Investment Management LLC

11000 Santa Monica Boulevard

Suite 810

Los Angeles, CA 90025

Re:	MAIR Holdings, Inc. Board of Directors

Ladies and Gentlemen:

This letter is in response to your letter, dated January 12, 2006 (the “Special Meeting Notice”), addressed to MAIR Holdings, Inc. ( “MAIR”), demanding that MAIR call a special meeting of its shareholders and is intended to reflect our recent discussions.

MAIR agrees that its Board of Directors (the “Board”) will act within the next three business days to expand the size of the Board from seven members to eight members and that John Ahn will be appointed to the Board to fill the newly created vacancy.  In addition, John Ahn will be appointed to the Nominating Committee of the Board.

MAIR agrees that for the first, next vacancy created on the Board (whether by the resignation of a director or otherwise), the Board will work with Mr. Ahn to appoint a director to fill the vacancy who is mutually acceptable to Mr. Ahn and all other Board members.

By your execution of this letter, you agree that your demand for a special meeting of MAIR’s shareholders and related matters as set forth in the Special Meeting Notice is cancelled and withdrawn effective as of the date John Ahn is appointed to the Board and the Nominating Committee.  You agree to waive any failure to call a special meeting in the next three business days.  MAIR acknowledges that you maintain your right to submit a new demand in the future and otherwise exercise your rights as shareholders.

Regards,

/s/ Paul F. Foley
Paul Foley
President and Chief Executive Officer

Accepted and agreed to:
RILEY INVESTMENT MANAGEMENT, LLC

By:	/s/ John Ahn
John Ahn, Principal

RILEY INVESTMENT PARTNERS MASTER FUND, L.P.

By:	Riley Investment Management, LLC, its
General Partner

By:	/s/ John Ahn
John Ahn, Principal